EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 3, 2005 - Atlantic American Corporation (Nasdaq- AAME) today reported a net loss for the first quarter ended March 31, 2005 of $0.8 million or $0.05 per diluted share, compared to net income of $1.5 million or $0.06 per diluted share in the first quarter of 2004. Revenue for the first quarter of 2005 increased to $50.3 million, an increase of 8.3% over 2004 first quarter revenue of $46.4 million. Premiums for the first quarter of 2005 increased 11.8% to $46.3 million from $41.4 million for the comparable quarter in 2004. The increase in premiums for the quarter was primarily attributable to increased volumes in two of the Company’s property and casualty companies. In the first quarter of 2005, increases in premium revenue were offset by $0.4 million in realized investment losses compared to $0.7 million in realized investment gains in the first quarter of 2004.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated “We are clearly disappointed with our first quarter’s results. January began with what appeared to be a very profitable quarter. Beginning in February and continuing through March, one of our property and casualty subsidiaries experienced a significant increase in claims both in terms of frequency and severity. Numerous fires, fatalities and a tornado in south Georgia resulted in the claims increase which produced this loss. We sincerely hope that this quarter proves to be the anomaly for the year as losses subsequent to March 31 initially appear to have returned to a more normal level. We continue to be cautiously optimistic for the balance of the year.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of March 31, 2005
(Unaudited; In thousands, except per share data)

	Three months ended Mar. 31,
	2005	2004
Insurance premiums	$ 46,294	$ 41,392
Investment income	4,036	3,979
Realized investment gains (losses), net	(440)	707
Other income	383	326
Total revenue	50,273	46,404
Insurance benefits and losses incurred	32,924	26,719
Commissions and underwriting expenses	14,497	13,427
Interest expense	792	814
Other	3,692	3,263
Total benefits and expenses	51,905	44,223
Income (loss) before income tax expense (benefit)	(1,632)	2,181
Income tax expense (benefit)	(800)	673
Net income (loss)	$ (832)	$ 1,508
Net income (loss) per common share:
Basic	$ (0.05)	$ 0.06
Diluted	$ (0.05)	$ 0.06

Selected Balance Sheet Data	March 31, 2005	December 31, 2004
Total investments	$ 278,602	$ 279,035
Total assets	461,314	470,511
Insurance reserves and policy funds	294,993	292,287
Debt	53,238	53,238
Total shareholders' equity	81,770	88,960
Book value per common share	3.21	3.56